Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”), dated as of July 16, 2026, is entered into by and among (i) USA Rare Earth, Inc., a Delaware corporation (“Parent”), (ii) Middlebury Merger Sub Ltd., a business company limited by shares incorporated under the laws of the British Virgin Islands and an indirect, wholly owned Subsidiary of Parent (“Merger Sub”), (iii) SVRE Holdings Ltd., a business company limited by shares incorporated under the laws of the British Virgin Islands (the “Company”), and (iv) Serra Verde Rare Earths Ltd., a company incorporated and existing under the laws of the British Virgin Islands, solely in its capacity as the representative of the Company Shareholders (the “Seller Representative”).

WHEREAS, the parties hereto are parties to that certain Agreement and Plan of Merger, dated as of April 19, 2026 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, pursuant to Clause 2.2 of the Offtake Agreement, certain conditions precedent to the Seller’s obligation to sell and deliver and the Buyer’s obligation to purchase and take Pre-COD Product and the ACQ (all of which capitalized terms are defined in the Offtake Agreement) are required to be satisfied or waived;

WHEREAS, pursuant to Section 10.11 of the Merger Agreement, the Merger Agreement may be amended in a written instrument executed by Merger Sub, Parent, the Company and the Seller Representative; and

WHEREAS, the parties hereto desire to amend the Merger Agreement in accordance with Section 10.11 of the Merger Agreement to add a new closing condition for the benefit of Parent and Merger Sub as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1 Definitions. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Merger Agreement unless otherwise indicated.

Section 2 Amendment to the Merger Agreement. A new Section 6.1(q) is hereby added to the Merger Agreement immediately following Section 6.1(p) to read in its entirety as follows:

“(q) Offtake Condition. (i) The conditions set forth in Clause 2.2(b) and Clause 2.2(c) of the Offtake Agreement shall each have been satisfied (and not waived), (ii) the right of SV Management Switzerland AG (the “Offtake Seller”) to terminate the Offtake Agreement in accordance with Clause 2.4 of the Offtake Agreement shall have lapsed and shall no longer be exercisable by the Offtake Seller, and (iii) the Offtake Agreement shall be in full force and effect as of the Closing.”

Section 3 No Other Amendments; Ratification. Except as expressly provided in this Amendment, all of the terms and provisions of the Merger Agreement are and shall remain in full force and effect and are hereby ratified and confirmed by the parties hereto. The amendments contained herein shall not be construed as an amendment to or waiver of any other provision of the Merger Agreement or as a waiver of or consent to any further or future action on the part of any party that would require the waiver or consent of any other party.

Section 4 Effect of Amendment. On and after the date of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment. In the event of any inconsistency between the terms of this Amendment and the terms of the Merger Agreement, the terms of this Amendment shall control.

Section 5 Incorporation by Reference. The provisions of Article X (Miscellaneous) of the Merger Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

Section 6 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

PARENT:

USA RARE EARTH, INC.

By:	/s/ Barbara Humpton
Name:	Barbara Humpton
Title:	Chief Executive Officer

MERGER SUB:

MIDDLEBURY MERGER SUB LTD.

By:	/s/ David Kronenfeld
Name:	David Kronenfeld
Title:	Sole Director

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

THE COMPANY:

SVRE HOLDINGS LTD.

By:	/s/ Sir Mick Davis
Name:	Sir Mick Davis
Title:	Authorized Person

THE SELLER REPRESENTATIVE:

SERRA VERDE RARE EARTHS LTD.,

solely in its capacity as the Seller Representative hereunder

By:	/s/ Justin Machin
Name:	Justin Machin
Title:	Authorized Person

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]